EXHIBIT 99.1

Quanex Corporation Quarterly Update -- Fiscal Second Quarter 2006

Raising Guidance 16 Percent -- Expects Diluted EPS From Continuing Operations of $1.02 - $1.06

HOUSTON, April 20, 2006 (PRIMEZONE) -- Quanex Corporation (NYSE:NX), an industry-leading manufacturer of value-added engineered materials and components for the vehicular products and building products markets, announced today that it expects to report fiscal second quarter 2006 diluted earnings per share from continuing operations in a range of $1.02 to $1.06, up some 16% from its prior guidance of $0.87 to $0.93, when it reports results on June 1, 2006. The higher guidance is due to better than expected aluminum sheet shipments and improved material spreads at Nichols Aluminum, and higher volumes at MACSTEEL.

The Vehicular Products segment, whose primary drivers are North American light vehicle builds and heavy duty truck builds, expects to report lower net sales and operating income in the quarter due to more moderate raw material surcharges compared to a year ago. Steel bar tons shipped continue to improve and are now expected to exceed year ago levels.

The Building Products segment, whose primary drivers are housing starts and remodeling activity, expects to report best ever net sales and operating income for a quarter due to strong material spreads at Nichols Aluminum, as well as excellent results at the Engineered Products business.

Figures reflect the Company's 3 for 2 stock split in the form of a stock dividend effective March 31, 2006. Quanex is listed on the New York Stock Exchange under the symbol NX. For further information, visit the Company's website at www.quanex.com.

Statements that use the words "expect," "should," "may," "could," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on Quanex's current expectations. Actual results or events may differ materially from this press release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing of December 21, 2005, under the Securities Exchange Act of 1934, in particular, the sections titled "Private Securities Litigation Reform Act" contained therein.

The Quanex Corporation logo is available at http://www.primezone.com/newsroom/prs/?pkgid=1117

CONTACT:  Quanex Corporation
          Jeff Galow
          (713) 877-5327